Exhibit 10.13

Quality Assurance Agreement

between

PALTOP, Advanced Dental Solutions Ltd., Hashita 5, 3088900 Caesarea, Israel

hereinafter: CUSTOMER,

and

Zapp Precision Metals GmbH, Letmather Str. 69, 58239 Schwerte

hereinafter: ZAPP.

Preamble

(1)	This contract serves to fulfil the requirements of the DIN EN ISO 9001 standards as amended from time to time and to define the resulting tasks, duties and areas of responsibility.

(2)	The contract products are semi-finished products (metallic raw materials).

(3)

The Parties agree that the quality and reliability of technical products can only be optimised and improved if the basis for future business relations is a partnership-based cooperation in the selection of quality assurance measures and the planning of the manufacturing of the products, the in-process tests and the test equipment to be used.

(4)

All provisions of this Quality Assurance Agreement relating to the manufacturing and development of the contractual products referred to by CUSTOMER shall only apply to the extent that they refer to contractual products of which ZAPP is the producer and developer. If the contract products refer to commercial goods, ZAPP will ensure through a permanent and close contact with the premium producers of these contract products that as soon as ZAPP receives relevant information from the producer for the CUSTOMER, it will be forwarded to the CUSTOMER without delay.

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Contents

§ 1	Purpose of the Quality Assurance Agreement	3
§ 2	Subject Matter of the Quality Assurance Agreement	3
§ 3	Purchase Specifications	3
§ 4	Quality Management System	4
§ 5	Manufacturing Specification /Instruction	5
§ 6	Testing and Testing Equipment	5
§ 7	Traceability	6
§ 8	Notification of Changes	6
§ 9	Incoming Goods Inspection	6
§ 10	Defective Products	6
§ 11	Confidentiality	7
§ 12	Liability	7
§ 13	Archiving	7
§ 14	Entry into force; Duration	7
§ 15	Miscellaneous	7
	Signatures	8

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§ 1	Purpose of the Quality Assurance Agreement

(1)	This Quality Assurance Agreement specifies and regulates all quality assurance measures between the contracting parties.

(2)

In addition, ZAPP generally endeavours to ensure that all appropriate quality assurance measures are taken at its own discretion to ensure that ZAPP achieves the contractually agreed or specified quality for all deliveries.

(3)

If ZAPP subcontracts essential processing steps to a subcontractor, it is ZAPP’s responsibility to enter into agreements with these subcontractors that meet the requirements of this Quality Assurance Agreement.

§ 2	Subject Matter of the Quality Assurance Agreement

(1)	The subject matter of the agreement is the products ordered by CUSTOMER (hereinafter: CONTRACTUAL PRODUCTS). This does not include materials for tools.

(2)	All other products that are delivered to CUSTOMER after signing this agreement shall also be regarded as CONTRACTUAL PRODUCTS.

(3)

ZAPP manufactures, delivers and tests according to the procurement specifications agreed with CUSTOMER. Each contractual product shall be delivered by ZAPP in full and ready for operation in accordance with the agreed procurement specifications and the associated documents and standards.

(4)

ZAPP will adhere to the standards, laws and regulations that are mandatory in Germany for the manufacturing of its semi-finished products. Compliance with other international standards must be agreed upon on an individual contract basis.

§ 3	Purchase Specifications

(1)	Purchase specifications are the product names, product descriptions, catalogue illustrations, drawings and order texts provided by CUSTOMER and accepted by ZAPP (hereinafter: PURCHASE SPECIFICATIONS).

(2)

If CUSTOMER has provided ZAPP with a sample and ZAPP has accepted it, or if ZAPP has produced a sample and released it to CUSTOMER via a sampling procedure, the design and characteristics of this sample shall be considered as a supplement to the PURCHASE SPECIFICATIONS.

(3)

If, in the course of the contract review, ZAPP recognizes the PURCHASE SPECIFICATIONS as defective, misleading, incomplete or deviating from the sample, it will inform CUSTOMER immediately and clarify the further procedure with CUSTOMER in writing.

(4)

Upon receipt of a modified product specification, the change must be immediately incorporated into the manufacturing programme and communicated to all relevant parties. The exchange of documents shall be recorded. Ongoing production and raw material stocks are excluded from this.

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(5)

When ordering, the CUSTOMER must specify whether initial sampling is required. If a higher presentation level / a higher level than PPF presentation level 1 / PPAP Level 1 is required, ZAPP will check for each individual case which sampling requirements can be implemented or which documents are submitted during sampling.

(6)	If ZAPP provides raw materials and auxiliary materials itself, ZAPP must carry out the necessary quality tests and monitoring in accordance with the regulations of DIN EN ISO 9001.

§ 4	Quality Management System

(1)

ZAPP maintains a certified quality management system according to DIN EN ISO 9001, while the Ergste and Unna sites of Zapp Precision Metals GmbH and Zapp Precision Wire, Inc. at Summerville are also certified according to ISO/TS 16949. In addition, Zapp Materials Engineering GmbH, Division Speciality Materials, according to EN 9120, and Zapp Precision Strip, Inc. at the locations Dartmouth, Massachusetts and Santa Fe Springs, CA 90670 according to AS9100 / EN 9100, have a certified quality management system for aviation.

(2)	ZAPP maintains an environmental management system and adheres to DIN EN ISO 14001 when it is implemented. There is no certification in this respect.

(3)

Surveillance audits by a notified body ensure that the requirements of the certification criteria are fully met. The corresponding certificates are available on the ZAPP homepage (https://www.zapp.com/zertifikate.html). All certificates will be posted on the ZAPP homepage immediately after their publication.

(4)

ZAPP approves audits by the CUSTOMER. The CUSTOMER is given the opportunity to visit and inspect the premises used by ZAPP in connection with the manufacturing, storage and distribution of the CONTRACTUAL PRODUCTS. In addition, the CUSTOMER receives an insight into the QA documents and quality records. The inspection is announced in advance by the CUSTOMER in writing, observing a period of 14 days. The inspection is carried out in such a way that the operation of ZAPP is not disturbed. Insights into confidential manufacturing processes / documents and other business secrets as well as access to certain parts of the company can be refused by ZAPP at any time to secure business secrets.

(5)

CUSTOMER’s auditing rights relate exclusively to ZAPP itself. In individual cases, ZAPP will examine whether it is possible to extend the audit right of CUSTOMER to subcontractors. This applies in particular to quality problems caused by raw material suppliers. An audit of a subcontractor is carried out strictly in the presence of a ZAPP representative.

(6)	Audits by the notified body of the CUSTOMER can also be carried out unannounced for the medical device sector. ZAPP will support the CUSTOMER in the best possible way.

(7)

The CUSTOMER is obliged to inform ZAPP in advance in writing of all critical characteristics of the delivered materials which cannot be fully verified within the scope of an incoming material inspection.

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(8)

ZAPP must be provided with the contact details, namely the telephone number of the customer advisor assigned to CUSTOMER or internal contact person at the Notified Body, so that ZAPP can verify the authenticity of the audit and the persons in the event of an unannounced audit. The CUSTOMER must also take appropriate measures to minimize the probability of unannounced audits. This has to be done by means of a comprehensive supplier analysis, which documents the quality capability of ZAPP vis-à-vis the Notified Body and the competent surveillance authorities. If necessary, ZAPP should be involved in the preparation of the supplier analysis at an early stage in order to ensure the quality capability of ZAPP. In the event of unannounced audits, however, CUSTOMER must provide the best possible support for the audit.

(9)

ZAPP shall maintain a risk management system in the form of process-specific Failure Modes and Effects Analyses, and shall guarantee that the results of the risk analysis are justifiable. The risk analyses relating to the CONTRACTUAL PRODUCTS can be inspected by CUSTOMER during corresponding audits.

§ 5	Manufacturing Specification / Instruction

(1)

ZAPP shall manufacture the contractual product in accordance with a manufacturing specification drawn up jointly with CUSTOMER or specified by CUSTOMER and accepted by ZAPP. The CUSTOMER is responsible for all characteristics of the CONTRACTUAL PRODUCTS that are attributable to the manufacturing specifications. In case of necessary changes, the manufacturing specification shall be replaced by the amended regulation upon notification of CUSTOMER. The new manufacturing specification shall come into force on the date of the last signatory. ZAPP and CUSTOMER are responsible for informing their employees affected by the change in good time and for training them accordingly so that the application of the amended manufacturing specification can be provided from the date of entry into force.

(2)

If a deviation from the manufacturing specification is detected during production, ZAPP must immediately notify the CUSTOMER of the deviation with all necessary data and have it approved by means of a ‘special approval’.

(3)

ZAPP has to document every step of the manufacturing process. All relevant processes must be described by means of work or procedural instructions. Reference is made in the Annexes to the core processes (in particular manufacturing processes).

§ 6	Testing and Testing Equipment

(1)	In order to ensure consistent quality, ZAPP must carry out appropriate tests within the scope of production controls.

(2)

In order to ensure appropriate manufacturing controls, ZAPP will provide a sufficient number of appropriate testing equipment and facilities at its sole discretion. The test equipment must be monitored regularly. ZAPP ensures that quality control is carried out in accordance with state of the art test specifications and procedures, ensuring reliability of results.

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§ 7	Traceability

(1)

In accordance with legal and normative requirements, ZAPP has to ensure the traceability of the products through a suitable system. The package number (this number guarantees traceability to the batch number / production lot number) must be stated on the delivery note and the test certificate (according to EN 10204).

(2)	If two batches of an article number are delivered, they must be separated by the packages (exclusively one batch per package).

§ 8	Notification of Changes

ZAPP will inform CUSTOMER about relevant organisational changes. In addition, ZAPP will notify CUSTOMER of any changes to the quality assurance procedures, as well as changes in materials, manufacturing processes, data sheets and other documentation, unless ZAPP is able to exclude adverse effects of such changes on the properties and reliability of the CONTRACTUAL PRODUCTS. If possible, the information must be provided in a timely and complete manner so that CUSTOMER can check its scope and object to it before the respective amendment is applied to the CONTRACTUAL PRODUCTS. If necessary, order specifications must be adjusted.

§ 9	Incoming Goods Inspection

An incoming goods inspection must be carried out at least with regard to obvious defects, transport damage, completeness and identity of the goods. Such defects must be notified to the supplier immediately after their discovery, but at the latest within 5 days after delivery; other hidden defects must be notified to the supplier immediately, but no later than 5 days after their discovery. After fruitless expiry of the aforementioned notice periods, the claiming of defects discovered and/or discoverable at the respective time is excluded.

§ 10	Defective Products

(1)

In the event of a defective product being delivered, ZAPP shall be liable for any costs and damages arising solely within the scope of the currently valid legal regulations, subject to deviating contractual provisions under observation of the formal requirements of § 15 Sec. (1). A contractual penalty and / or a lump-sum penalty will only be paid if this is agreed on an individual contract basis.

(2)

Costs that may arise as a result of necessary special actions must always be agreed in advance with ZAPP. They are to be borne by ZAPP only insofar as ZAPP is also responsible for the defective delivery and the consequential damages resulting therefrom.

(3)

In the event of a complaint, ZAPP shall ensure that the quantities concerned are contained by means of appropriate emergency measures, and that recurrence is ensured by means of a systematic root-cause analysis (5W method) and effective remedial measures. For this purpose, ZAPP will review the effectiveness of the measures taken. The general reporting period for a first opinion is 48 hours. After 20 working days, the CUSTOMER receives information about the results of the root cause analysis and the remedial measures taken.

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§ 11	Confidentiality

The extent of confidentiality is regulated in a separate confidentiality agreement.

§ 12	Liability

(1)

Deliveries are made exclusively on the basis of the agreed specifications and standards. The goods are thus in accordance with the contract if they do not, or do only insignificantly, deviate from the agreed specification at the time of transfer of risk. Liability for a particular application or suitability shall only be assumed to the extent that this has been expressly agreed in an individual contract; otherwise, the risk of suitability and use shall be borne exclusively by CUSTOMER.

(2)

ZAPP undertakes to maintain product liability and business liability insurance in accordance with the insurance confirmation of HDI GLOBAL SE to be provided to CUSTOMER upon request for a period of up to 5 years after termination of this quality assurance agreement. Recall insurance only applies to automotive industry products.

§ 13	Archiving

ZAPP shall archive manufacturing and test specifications and, where applicable, further documents for the planning and execution of manufacture as well as records generated in the course of manufacture of the product for a period of 30 years.

§ 14	Entry into force; Duration

(1)	This quality assurance agreement comes into force upon signature by both parties. It shall apply for an indefinite period of time.

(2)	It can be cancelled by both contracting parties with a notice period of 6 months. The right to terminate without notice for cause remains unaffected.

§ 15	Miscellaneous

(1)	Amendments to this quality assurance agreement, including the present form requirement, must be made in writing in order to become effective.

(2)

This quality assurance agreement is subject to the laws of the Federal Republic of Germany, with the exception of the provisions of International Conflict Law and the UN Convention on Contracts for the International Sale of Goods. Place of performance and jurisdiction is Schwerte.

(3)

Should any provision of this Quality Assurance Agreement be or become invalid, or should the Quality Assurance Agreement contain a gap, this shall not affect the legal validity of the remaining provisions. The contracting parties undertake to agree upon an effective provision in place of the invalid provision which comes closest to what was intended by the contracting parties in accordance with the sense of the invalid provision. The same shall apply in the event of a contractual gap.

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Signatures

Date: 16-APR-2020	Date:
ZAPP
CUSTOMER

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